                                                                    EXHIBIT 15.1


April 30, 2002

Securities and Exchange Commission
450 Fifth Street
N.W. Washington, D.C. 20549



Commissioners:



        We are aware that our report dated April 19, 2002 on our review of interim financial information of Varian Medical Systems, Inc. as of March 29, 2002 and for the three-month and six-month periods ended March 29, 2002 and March 30, 2001 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statement on Form S-8 (No. 333-75531) dated April 1, 1999, its Registration Statement on Form S-8 (No. 333-57006) dated March 14, 2001, its Registration Statement on Form S-8 (No. 333-57008) dated March 14, 2001, its Registration Statement on Form S-8 (No. 333-57010) dated March 14, 2001, and its Registration Statement on Form S-8 (No. 333-57012) as amended on June 20, 2001.



Yours very truly,



/S/ PRICEWATERHOUSECOOPERS LLP